Exhibit 99.2

OraSure Technologies, Inc.

2015 Third Quarter

Analyst/Investor Conference Call

November 4, 2015

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Rena. Good afternoon everyone and welcome to our call.

The third quarter continued our strong performance in 2015.

•	Consolidated net revenues were $29.9 million and came in at the high end of our guidance for the quarter.

•	The drivers for this performance were our molecular collections systems business and continued momentum for our rapid HCV test.

•	Molecular collection systems revenues increased 7% over the prior year period.

•	Q3 sales of our OraQuick® rapid HCV test increased 62% over the third quarter of 2014 and 23% sequentially from Q2 of this year. Together with the exclusivity payments recognized under our HCV co-promotion agreement with AbbVie, total HCV-related revenues were $6.3 million for the third quarter.

•	Revenue growth, combined with favorable margins, generated a $1.5 million net profit for the third quarter. This is the third consecutive quarter of profitable performance for the Company.

Later in the call I will provide additional highlights regarding our business. But before I do that, Ron will provide more detail on our Q3 performance and our expectations for the fourth quarter.

So with that, I will turn the call over to Ron.

Third Quarter 2015 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our third quarter 2015 consolidated net revenues increased 7% to $29.9 million, compared to $27.8 million reported in 2014. Our consolidated net product revenues of $25.7 million increased 5%, largely as a result of higher sales of our OraQuick® HCV, Intercept®, and molecular collection systems products, partially offset by lower sales of our OraQuick® HIV product.

Other revenues were $4.1 million in the current quarter, of which $3.4 million represents the recognition of exclusivity payments under the AbbVie agreement and $750,000 represents revenue associated with Ebola-related funding we received from The Biomedical Advanced Research and Development Authority, or BARDA. Other revenues in the third quarter of 2014 included $3.4 million of AbbVie exclusivity payments.

Total HCV-related revenues, including the AbbVie exclusivity payments, increased 21% to $6.3 million in the third quarter of 2015 compared to $5.2 million in the third quarter of 2014. HCV product revenues increased 62% to $2.9 million in Q3 from $1.8 million in the prior year. Sales of our OraQuick® HCV professional product in the domestic market increased 47% in the third quarter of 2015 to $1.9 million from $1.3 million in the prior year. This increase is largely due to the addition of new HCV customers and higher sales to current customers who have expanded their HCV testing programs. International sales of our HCV test in the third quarter of 2015 increased 104% to $957,000 from $470,000 in the same period last year, primarily due to the timing of purchases by a multi-national humanitarian organization. Also contributing to the higher international sales was the expansion of our HCV business in Asia.

Domestic sales of our professional HIV product decreased 23% to $5.5 million in the third quarter of 2015, compared to $7.2 million in the third quarter of 2014. This decrease was the result of customers continuing to move some of their testing to 4th generation automated HIV immunoassays or to competitive point-of-care HIV tests that are perceived to be more sensitive. We expect continued pressure on our professional HIV business for the foreseeable future.

Sales of our OraQuick® In-Home test increased 20% to $1.6 million in the current period from $1.4 million the third quarter of 2014 largely due to the timing of orders placed by our retail trade customers.

Our molecular collection systems revenues, primarily representing sales of the Oragene® product line in the genomics market, increased 7% to $7.3 million in the third quarter of 2015 compared to $6.9 million in the third quarter of 2014. Commercial sales increased 20% primarily as a result of higher sales to existing U.S. based customers. Sales to academic customers decreased 11%, largely due the fulfillment of an order in 2014 for a large academic research project that did not repeat in 2015.

Substance abuse testing revenues rose 38% to $3.0 million in the third quarter of 2015 compared to $2.1 million in 2014. This increase is largely due to higher sales of our Intercept® device as a result of the recovery of customers previously lost to competition, improved domestic employment conditions and an increase in oral fluid testing due to certain customers recognizing the advantage of its ability to detect recent drug use.

Third quarter 2015 cryosurgical revenues increased 7% to $3.5 million from $3.2 million in the third quarter of 2014. Domestic sales of our professional product remained largely unchanged at $1.6 million. International sales of our professional product increased to $258,000 in the third quarter of 2015 compared to $43,000 due to the reintroduction of our product into the Asian marketplace. Sales of our OTC products in the international markets decreased 9% to $1.5 million in the third quarter of 2015 compared to $1.6 million in the third quarter of 2014 primarily due to distributor ordering patterns.

Gross Margin – Ron Spair

Gross margin for the third quarter of 2015 was 69% compared to 67% reported for the third quarter of 2014. Margin for the current quarter benefited from a reduction in royalty expense and the increase in other revenues, partially offset by the impact of a less favorable product mix.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the third quarter of 2015 were $19.1 million compared to $17.8 million in the comparable period of 2014. During the current quarter, higher detailing costs associated with our HCV co-promotion agreement with AbbVie and increased legal expenses were partially offset by lower research and development spending and a favorable change in the exchange rate between the Canadian and U.S. dollar.

Net Income – Ron Spair

From a bottom line perspective, we reported net income of $1.5 million, or $0.03 per share on a fully diluted basis, for the third quarter of 2015, compared to $1.1 million, or $0.02 per share, for the same period of 2014.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, we continue to maintain a solid cash and liquidity position. Our cash and short-term investment balance at September 30, 2015 was $108.2 million compared to $97.9 million at December 31, 2014. Cash generated by operating activities in the third quarter of 2015 was $18.5 million compared to $18.8 million generated in the third quarter of 2014.

Fourth Quarter 2015 Consolidated Financial Guidance – Ron Spair

Turning to guidance for the fourth quarter of 2015, we are projecting consolidated net revenues of approximately $29.5 to $30.0 million. We are also projecting consolidated net income of approximately $0.03 to $0.04 per share. Our current expectations for Q4 exclude a $1.1M order for OraQuick® HIV and HCV devices that has been received from a public health jurisdiction that normally orders at the end of their fiscal year. Given certain constraints surrounding the warehousing of inventory by this customer, we were not comfortable in assuming that they will take delivery of the product before year-end, which would be required to recognize the revenue.

As we look further ahead to Q1 of 2016, it is important to remember that the first quarter of the calendar year is historically our softest quarter for revenues. We expect this pattern to continue in 2016.

An additional item to note is that our existing universal shelf registration statement that became effective in 2012 is set to expire during the fourth quarter of 2015. We intend to file a new universal shelf consistent with our previously communicated practice of always having a shelf registration statement in effect.

And with that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

Molecular Collection Systems – Doug Michels

As noted earlier in the call, DNA Genotek had another strong quarter. The $7.3 million in current quarter revenues represents the second highest quarterly revenue total in DNA Genotek’s history. Through the end of September 2015, DNA Genotek generated more than $22 million of revenue, which represents growth of over 25% compared to the first nine months of 2014.

The revenue split for Q3 was largely consistent with prior quarters, with commercial customers representing 60% of the total and academic customers contributing the remaining 40%. Commercial revenues were up 20% year-over-year in Q3.

The largest contributor to the growth of our commercial revenues was 23andMe, which delivered $1.7 million of revenue for the quarter. This represents more than 200% growth over Q3 2014 when 23andMe was dealing with certain regulatory issues.

You will note that third quarter revenues were down sequentially from Q2, as expected, primarily as a result of the ordering pattern of a large breast cancer genetic testing company. This customer made its initial purchase in Q2 to deploy our Oragene® DNA sample collection product into its large network of collection centers. This initial purchase contributed to DNA Genotek’s record revenue performance in Q2. Although this customer purchased additional product in Q3, the amount purchased was naturally down from the initial stocking order in Q2. Overall, Q3 performance across a number of commercial customers was strong and we are very pleased with the advances we have made in this market.

On our last call, we discussed DNA Genotek’s new product initiatives in microbiome and tuberculosis. I am pleased to report that these initiatives are progressing as expected. We continue to acquire new customers in the microbiome space. We are also continuing to execute the trials and validation studies — through partners and prospective customers — to demonstrate the capabilities and value of our tuberculosis products.

Infectious Disease Testing – Doug Michels

Turning to infectious disease testing — revenues from this part of the business were up 1% compared to the third quarter of 2014. Lower sales resulting from the continued challenges impacting our professional HIV business were largely offset by continued growth in revenues from our OraQuick® HCV test. We expect both of these trends to continue for the foreseeable future.

With respect to HCV, this part of our business continues to show promising growth. As previously mentioned, total HCV revenues were up 62% during the third quarter compared to 2014 and were up 23% sequentially from the second quarter of this year. These results were driven by strong growth in both the domestic and international markets. We expect continued growth and also anticipate sequential growth in the fourth quarter.

As noted during our last several calls, a major focus continues to be our co-promotion agreement with AbbVie. Our efforts in the physician office market have included refreshed training for both the AbbVie and OraSure field sales teams, improved messaging for customers and increased detailing by AbbVie. In the retail market, the pilot program mentioned on prior calls has continued in order to help assess the effectiveness of using our test to identify positive patients and link them to care. We will continue to look for ways to maximize the benefit of this collaboration on our HCV business.

Rapid Ebola Test – Doug Michels

A final area I will address is our ongoing efforts to commercialize the OraQuick® Rapid Ebola Antigen test.

In the quarter, we announced significant progress toward the commercialization of this product. In September, BARDA exercised an option to provide an additional $7.2 million in funding, primarily for clinical and regulatory activities required to obtain U.S. FDA 510(k) clearance. This option is part of the $10.4 million aggregate funding contract between OraSure and BARDA that was announced in June 2015. The Company also announced that the CDC will purchase approximately $1.5 million of the Company’s OraQuick® Ebola Test. The CDC purchase is expected to be fulfilled by the end of 2015, with approximately $500K in revenue recognized in Q3 and the remainder expected in Q4. The CDC is purchasing the OraQuick® Ebola Test for field testing in West Africa. This is the second such purchase of this product for field testing made by the CDC.

We will continue to focus on the completion of regulatory activities and on securing sustainable purchase commitments for this product.

Conclusion

So in conclusion, our financial performance for the third quarter was strong, with solid revenues and another quarter of profitability. Our molecular collection systems and HCV businesses continue to be the growth drivers for the Company and we expect that to continue for the foreseeable future. We are also making good progress on the commercialization of our OraQuick® Ebola test. We look forward to wrapping up a record 2015 with a solid fourth quarter and we look forward to continued growth in 2016.

With that, I will now open the floor to your questions. Operator, please proceed.

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[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV co-promotion agreement with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this call, and we undertake no duty to update these statements.